AMENDMENT NO. 1 TO BYLAWS
                                      OF
                   ENERGY & ENGINE TECHNOLOGY CORPORATION

This Amendment No. 1 to the Bylaws ("Bylaws")of Energy & Engine Technology Corporation (the "Corporation") hereby amends Section 2.1 to change the word "November" in the first line thereof to "April". Except as amended hereby, the original Bylaws shall remain in full force and effect as if fully stated herein.

                        CERTIFICATE OF THE SECRETARY

I hereby certify that I am the Secretary of the Corporation and that the forgoing Amendment No. 1 to the Bylaws, with the original Bylaws, constitutes the code of the Corporation as duly adopted by the Board of Directors of the Corporation on this 29th day of July, 2002.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of September, 2002.

/s/ Jolie G. Kahn, Secretary






































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